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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-99741

PROSPECTUS

                                OWENS-ILLINOIS, INC.

                        8,000,000 SHARES OF COMMON STOCK

                           $0.01 PAR VALUE PER SHARE

                                ----------------

    This prospectus relates to up to 8,000,000 shares of our common stock that may be issued under our Amended and Restated 1997 Equity Participation Plan. The plan authorizes the grant of non-qualified and incentive stock options, restricted stock and phantom stock units to participants under our plan. In addition, non-qualified stock options may be transferred to, and exercised by, certain members of a participant's immediate family, charitable institutions, trusts or limited liability companies or partnerships whose members or partners consist entirely of certain family members or family trusts.

    Each option shall have an exercise price of not less than 100% or, in the case of an incentive stock option granted to an individual owning more than 10% of the combined voting power of Owens-Illinois, Inc., 110% of the fair market value (as defined in the plan) of such shares on the date the option is granted.
The purchase price for restricted stock or phantom stock units will be determined by the Compensation Committee of our Board of Directors. Our common stock is traded on The New York Stock Exchange under the symbol OI. On
October 15, 2002, the last reported sale price of our common stock on The New
York Stock Exchange was $11.80 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
ON PAGE 3.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                The date of this prospectus is October 18, 2002.
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                               TABLE OF CONTENTS

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
                                                                PAGE
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The Company.................................................      2
Risk Factors................................................      3
Forward-Looking Statements..................................      7
Use of Proceeds.............................................      8
Determination of Offering Price.............................      8
Description of the Plan.....................................      8
Plan of Distribution........................................     13
Legal Matters...............................................     13
Experts.....................................................     13
Where You Can Find More Information.........................     13
Information Incorporated by Reference.......................     14

    You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. In this prospectus, "Company", "we", "us" or "our" refers to Owens-Illinois, Inc. and its subsidiaries, unless the context otherwise requires.

    The main features of the plan are summarized in this prospectus. However, if there are any inconsistencies between this prospectus and the plan or the terms of any option or other award, the plan and the terms of the option or other award will always control.

                                  THE COMPANY

    Owens-Illinois, Inc. is one of the world's leading manufacturers of packaging products. Approximately one of every two glass containers made worldwide is made by us, our affiliates or our licensees. In addition to being the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe, we are a leading manufacturer in North America of plastics packaging products including consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers. We also have plastics packaging operations in South America, Europe, Australia and New Zealand.

    Our principal executive office is located at One SeaGate, Toledo, Ohio 43666, and our telephone number is (419) 247-5000. We are incorporated under the laws of Delaware.

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                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE INVESTING IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED HEREIN BY REFERENCE.

FUNDED STATUS OF PENSION PLANS--RECOGNITION OF A MINIMUM PENSION LIABILITY MAY CAUSE A SIGNIFICANT REDUCTION IN NET WORTH.

    Due to broad declines in the stock market this year, the market values of the assets in our U.S. pension plans (the "Plans") have declined during 2002. Statement of Financial Accounting Standards No. 87, "Accounting for Pensions" requires balance sheet recognition of a minimum liability if the fair value of plan assets is less than the accumulated benefit obligation ("ABO") at the end of the year. We estimate that the market values of the Plans' assets at August 31, 2002, exceed what we currently estimate will be the ABO of the Plans as of December 31, 2002. However, if the market values of the Plans' assets at December 31, 2002 have declined by approximately 5% or more from their August 31 levels or if the discount rate used to calculate the ABO of the Plans at December 31, 2002 has declined by approximately one-half percentage point or more from the rate currently used to estimate the ABO, we will be required to write off most of our prepaid pension asset and record a liability equal to the excess of ABO over the fair value of the assets at December 31, 2002. While we cannot estimate this liability with any certainty at this time, we believe that this noncash charge would result in a decrease in the Accumulated Other Comprehensive Income component of share owners' equity that would significantly reduce our net worth. Even if the Plans' assets are less than ABO at December 31, 2002, we believe we will not be required to make cash contributions to the Plans for at least several years.

GOODWILL--A SIGNIFICANT WRITE DOWN OF GOODWILL WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REPORTED RESULTS OF OPERATIONS AND NET WORTH.

    In 2002, the Company adopted Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). We no longer amortize goodwill, but we will review our goodwill balance for impairment at least once a year using the business valuation methods required by FAS 142. These methods include the use of a weighted average cost of capital to calculate the present value of the expected future cash flows of our reporting units. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a noncash charge against results of operations to write down goodwill for the amount of impairment. If a significant write down is required, the charge would have a material adverse effect on our reported results of operations and net worth.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR
  FINANCIAL HEALTH.

    We have a significant amount of debt. As of June 30, 2002, we had approximately $5.5 billion of total consolidated debt outstanding. This amount includes approximately $2.5 billion outstanding under a secured credit agreement among certain of the Company's subsidiaries and a group of banks. The secured credit agreement provides for borrowings up to $3.1 billion and expires on March 31, 2004.

    This substantial indebtedness could have important consequences to you. For example, it could:

    - increase our vulnerability to general adverse economic and industry conditions;

    - increase our vulnerability to interest rate increases on borrowings under the secured credit agreement;

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    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the rigid packaging market;

    - place us at a competitive disadvantage relative to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, our ability to borrow additional funds.

INTERNATIONAL OPERATIONS--WE ARE SUBJECT TO RISKS ASSOCIATED WITH OPERATING IN
  FOREIGN COUNTRIES.

    We operate manufacturing and other facilities throughout the world. Net sales from international operations in 2001 totaled approximately $2.3 billion, representing approximately 43% of our net sales. As a result of our international operations, we are subject to risks associated with operating in foreign countries, including:

    - political, social and economic instability;

    - war, civil disturbance or acts of terrorism;

    - taking of property by nationalization or expropriation without fair compensation;

    - changes in government policies and regulations;

    - devaluations and fluctuations in currency exchange rates;

    - imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

    - imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

    - hyperinflation in certain foreign countries; and

    - impositions or increase of investment and other restrictions or requirements by foreign governments.

    The unusually severe economic, market and/or currency exchange conditions in South America, Europe and the Asia Pacific region adversely affected operating results in 1999, 2000 and 2001. In addition, we have continued to be negatively affected in 2002 by weakness in certain South American currencies, which has reduced U.S. dollar sales and earnings of foreign affiliates in that region. The risks associated with operating in foreign countries may have a material adverse effect on operations.

COMPETITION--WE FACE INTENSE COMPETITION FROM OTHER GLASS CONTAINER PRODUCERS, AS WELL AS FROM MAKERS OF ALTERNATIVE FORMS OF PACKAGING. COMPETITIVE PRESSURES COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We are subject to significant competition from other glass container producers, as well as from makers of alternative forms of packaging, such as aluminum cans and plastic containers. We compete on the basis of price, quality, service and the marketing attributes of the container in competing with each of our rigid packaging competitors. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing suppliers and/or to use an alternative form of packaging. Our principal competitors among glass container producers in the U.S. are Saint-Gobain Containers Co., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation. In supplying glass containers outside of the U.S., we compete directly with Compagnie de Saint-Gobain in Italy and Brazil, Rexam plc and Ardagh plc in the U.K., Vetropak in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, we

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compete indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, BSN Glasspack, Vetropak and Rexam plc.

    In addition to competing with other large, well-established manufacturers in the glass container segment, we compete with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. We also compete with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of juice customers.

    Pressures from competitors and producers of alternative forms of packaging have resulted in excess capacity in certain countries in the past and have led to significant pricing pressures in the rigid packaging market.

HIGH ENERGY COSTS--HIGHER ENERGY COSTS WORLDWIDE AND INTERRUPTED POWER SUPPLIES MAY HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    Electrical power and natural gas are vital to our operations and we rely on a continuous power supply to conduct our business. In 2001, higher energy costs worldwide impacted our operations and earnings at a level that we did not anticipate, resulting in an approximate $50 million increase in energy costs over 2000. If energy costs substantially increase in the future, we could experience a significant increase in operating costs, which may have a material adverse effect on future operating income.

    In addition, certain locations in which we have operations have experienced power shortages that resulted in periodic "rolling" blackouts to maintain the stability of the power grid. Certain of our facilities are susceptible to power interruptions as long as any such energy crisis exists. Frequent power interruptions may have a material adverse effect on operations.

INTEGRATION RISKS--WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE BUSINESSES WE
  ACQUIRE.

    Consistent with past practice, we are considering strategic transactions, including acquisitions that will complement, strengthen and enhance growth in our worldwide glass and plastics packaging operations. While we are evaluating a number of these transactions on a preliminary basis, it is not certain that any of them will advance beyond the preliminary stages or be completed. Any recent or future acquisitions are subject to various risks and uncertainties, including:

    - the inability to assimilate effectively the operations, products, technologies and personnel of the acquired companies (some of which are located in diverse geographic regions);

    - the potential disruption of existing business and diversion of management's attention from day-to-day operations;

    - the inability to maintain uniform standards, controls, procedures and policies;

    - the need or obligation to divest portions of the acquired companies; and

    - the potential impairment of relationships with customers.

    In addition, we cannot assure you that the integration and consolidation of newly acquired businesses will achieve anticipated cost savings and operating synergies.

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CUSTOMER CONSOLIDATION--THE CONTINUING CONSOLIDATION OF OUR CUSTOMER BASE MAY
INTENSIFY PRICING PRESSURES AND HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    Over the last ten years, many of our largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of our business with our largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from our customers may have a material adverse effect on operations.

SEASONALITY AND RAW MATERIALS--PROFITABILITY COULD BE AFFECTED BY VARIED SEASONAL DEMANDS AND THE AVAILABILITY OF RAW MATERIALS.

    Due principally to the seasonal nature of the brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of our products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in South America and Asia Pacific are typically greater in the first and fourth quarters of the year. Unseasonably cool weather during peak demand periods can reduce demand for certain beverages packaged in our containers.

    The raw materials that we use have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. These shortages, as well as material increases in the cost of any of the principal raw materials that we use, may have a material adverse effect on operations.

ENVIRONMENTAL RISKS--WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LEGAL REQUIREMENTS AND MAY BE SUBJECT TO NEW LEGAL REQUIREMENTS IN THE FUTURE. THESE REQUIREMENTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    Our operations and properties, both in the U.S. and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Such legal requirements frequently change and are different in every jurisdiction. Our operations and properties, both in the U.S. and abroad, must comply with these legal requirements. These requirements may have a material adverse effect on operations.

    We have incurred, and expect to incur, costs for our operations to comply with environmental legal requirements, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. These legal requirements may apply to conditions at properties that we presently or formerly owned or operated, as well as at other properties for which we may be responsible, including those at which wastes attributable to us were disposed. A significant order or judgment against us, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.

    A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of our products and/or increase our costs, which may have a material adverse effect on operations.

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LABOR RELATIONS--WE ARE PARTY TO COLLECTIVE BARGAINING AGREEMENTS WITH LABOR
UNIONS. ORGANIZED STRIKES OR WORK STOPPAGES BY UNIONIZED EMPLOYEES MAY HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    We are party to a number of collective bargaining agreements with labor unions, several of which will expire in 2005, and at June 30, 2002, covered approximately 87% of our union-affiliated employees in the U.S. Upon the expiration of any collective bargaining agreement, our inability to negotiate acceptable contracts with labor unions could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, we could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on operations.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS, INCLUDING ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE AS SET FORTH IN "INFORMATION INCORPORATED BY REFERENCE," CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND SECTION 27A OF THE SECURITIES ACT OF 1933. WE HAVE BASED THESE FORWARD-LOOKING STATEMENTS ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES OR ASSUMPTIONS ABOUT US, INCLUDING AMONG OTHER THINGS, FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" AND THE FOLLOWING:

    - foreign currency fluctuations relative to the U.S. dollar;

    - change in capital availability or cost, including interest rate fluctuations;

    - general political, economic and competitive conditions in markets and countries where we have operations or sell products, including competitive pricing pressures, inflation or deflation, and changes in tax rates;

    - consumer preferences for alternative forms of packaging;

    - fluctuations in raw material and labor costs;

    - availability of raw materials;

    - costs and availability of energy;

    - transportation costs;

    - consolidation among competitors and customers;

    - the ability to integrate operations of acquired businesses;

    - unanticipated expenditures with respect to environmental, safety and health laws;

    - performance by customers of their obligations under supply agreements; and

    - timing and occurrence of events, including events related to asbestos-related claims.

    We caution you that although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements also could be materially incorrect. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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                                USE OF PROCEEDS

    We intend to use the proceeds from the sale of the shares for general corporate purposes.

                        DETERMINATION OF OFFERING PRICE

    Pursuant to the plan, the exercise price of each option cannot be less than 100% or, in the case of an incentive stock option granted to an individual owning more than 10% of the combined voting power of the Company, 110% of the fair market value (as defined in the plan) of such shares on the date the option is granted. The purchase price for restricted stock or phantom stock units will be determined by the Compensation Committee of our Board of Directors.

                            DESCRIPTION OF THE PLAN

    We will issue options, restricted stock and phantom stock units under the Company's Amended and Restated 1997 Equity Participation Plan. The following is a summary of the material provisions of the plan. We urge you to read the plan in its entirety because it, and not this description, define the terms of the options, awards of restricted stock and phantom stock units and your rights under the plan. Copies of the plan are available to you on request. You may obtain a copy of the plan at our address shown under the caption "Information Incorporated by Reference."

    GENERAL. The principal purpose of the plan is to provide incentives for key employees of the Company or of any parent or subsidiary through granting of options, restricted stock and phantom stock units, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ.

    The plan provides for the granting of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), restricted stock and phantom stock units. There are 16,000,000 shares of common stock (or their equivalent in other equity securities) authorized for issuance upon the exercise of options or upon vesting of restricted stock awards or phantom stock awards. As of August 31, 2002, under the plan, a total of 7,291,713 shares were subject to outstanding stock options held by approximately 730 key employees and a total of 881,401 shares were subject to grants of restricted stock and phantom stock units that remain subject to forfeiture held by approximately 400 key employees, and 6,011,768 shares remain available for grant. If any option expires or is cancelled without having been fully exercised, or if restricted stock is repurchased by the Company or is forfeited, the shares covered thereby may be subject to future grants under the plan. In addition, the plan provides that the number of shares of the Company's Common Stock that may be issued under the plan will be increased by the number of shares of the Company's Common Stock that are tendered or relinquished in payment of the exercise price of a stock option or in payment of federal, state and local tax withholding liabilities due upon exercise of an option or award or vesting of restricted stock or phantom stock units.

    ADMINISTRATION. The plan is administered by the Compensation Committee of our Board of Directors, which is responsible for determining the persons to whom options, restricted stock and phantom stock units shall be granted, the number of shares to be subject thereto (subject to an award limit of 500,000 shares subject to options, restricted stock and phantom stock units that may be granted in any given year to a single participant) and the other terms and conditions thereof, including the terms on which options shall become exercisable, subject to certain limitations set forth in the plan.

    ELIGIBILITY. Any key employee of the Company or of any parent or subsidiary is eligible to be granted options, restricted stock or phantom stock units under the plan. As of the date hereof, approximately 730 employees are eligible to participate in the plan.

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    EXERCISE PRICE.  Each option shall have an exercise price of not less than
100% or, in the case of an ISO granted to an individual owning more than 10% of the combined voting power of the Company, 110% of the Fair Market Value (as defined in the plan) of such shares on the date the option is granted. As long as the Common Stock is listed on the New York Stock Exchange, the Fair Market Value of the Common Stock generally will be the closing price on such exchange of the Common Stock at the end of the business day preceding the date of grant.

    TERMS OF OPTIONS. Each option granted pursuant to the plan will expire no later than ten years, or in the case of NQSOs, ten years and one day, or, in the case of an ISO granted to an individual owning more than 10% of the combined voting power of the Company, five years from the date the option was granted. The Compensation Committee may grant options that are (a) not transferable except by will or pursuant to the applicable laws of descent and distribution upon death of the optionee or (b) transferable only by gift to (i) such optionee's spouse, children or certain other relatives of the optionee, (ii) a trust for the benefit of such persons, (iii) a limited liability company or partnership, all of whose members or partners consist of the optionee or the above-listed relatives or trust, or (iv) a non-profit organization or charitable trust, to which contributions are tax-deductible. The terms of the options granted under the plan will be provided in separate stock option agreements.

    TERMS OF RESTRICTED STOCK. Restricted stock may be awarded on such terms and conditions (including the purchase price, if any) and subject to such restrictions as the Compensation Committee may determine. The term of such restrictions generally shall not be less than three years. However, the Compensation Committee may grant restricted stock with a restriction period of less than three years, but not less than one year, if the grant of the restricted stock is performance based, or if the total number of shares of non-performance based restricted stock granted under the plan with a restriction period of less than three years does not exceed five percent of the aggregate number of shares which may be issued under the plan. Restricted stock, typically, may be repurchased by the Company if the participant has terminated employment prior to the lapse of the restrictions, although a restricted stock agreement may provide for no repurchase right in certain circumstances. The repurchase price may be equal to or less than the original purchase price, depending on the circumstances of the termination of employment. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options or phantom stock units, generally will have voting rights and will receive dividends prior to the time when the restrictions lapse.

    TERMS OF PHANTOM STOCK UNITS. Phantom stock units are compensation units which are paid in Common Stock. Upon exercise of a phantom stock unit, a share of Common Stock is delivered to the holder of the phantom stock unit. Phantom stock units may be awarded on such terms and conditions (including the purchase price, if any) and subject to such vesting period as the Compensation Committee may determine. The term of such vesting period generally shall not be less than three years. However, the Compensation Committee may grant phantom stock units with a restriction period of less than three years, but not less than one year, if the grant of the phantom stock unit is performance based, or if the total number of shares represented by phantom stock units combined with the total number of non-performance based restricted stock granted under the plan with a restriction period of less than three years does not exceed five percent of the aggregate number of shares which may be issued under the plan. Unvested phantom stock units, typically, may be terminated by the Company upon termination of the participant's employment, although a phantom stock agreement may provide for no repurchase right in certain circumstances. In general, phantom stock units may not be sold, or otherwise transferred or hypothecated, until fully vested.

    PAYMENT FOR SHARES. The exercise or purchase price of all options, restricted stock and phantom stock units must be paid in full in cash or, in certain circumstances, with shares of Common Stock owned by the optionee or issuable to the optionee upon exercise of the option, or a promissory note of

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the optionee, or a combination of such forms of consideration as provided in the plan. Each share received by the Company in payment of the purchase price will be valued at its Fair Market Value on the date of exercise. When the per share value of the Common Stock received is higher than the per share exercise price of an option, it is possible that a participant may exercise the full amount of his option without any cash payment of the exercise price.

    ADDITIONAL OPTIONS. The Company may also grant additional options ("Additional Options") to eligible employees. The purpose of the Additional Options is to encourage ownership and retention of the Company's Common Stock by key employees by providing for the grant of a new option with respect to shares tendered or relinquished in payment of the exercise price of an outstanding option. Also, Additional Options may be granted with respect to shares tendered or relinquished in payment of the amount to be withheld under federal, state and local income tax laws in connection with the exercise of an option to which such Additional Option relates.

    CHANGE IN COMMON STOCK. In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the number and kind of shares covered by the plan and by each outstanding option or award of restricted stock or phantom stock, and the exercise price per share, shall be adjusted (such adjustments with respect to outstanding shares shall be made proportionately).

    TRANSFERABILITY OF OPTIONS. The plan authorizes the grant of transferable NQSOs, which are transferable upon written notice to the Company, by gift, without any receipt of consideration, (i) to the optionee's spouse; (ii) to any child or more remote lineal descendent of the optionee or the spouse of any such child or more remote lineal descendent; (iii) to any trust, custodianship, or other similar fiduciary relationship maintained for the benefit of the optionee and/or any one or more such persons listed in (i) or (ii); (iv) to any limited liability company or partnership, all of whose members or partners consist of the optionee and/or any one or more of such persons listed in (i), (ii) or
(iii); or (v) to any non-profit organization or charitable trust, contributions to which qualify for an income tax deduction under Section 170(c) of the Internal Revenue Code of 1986, as amended. Transferable NQSOs are otherwise nontransferable under the plan except by will or the applicable laws of descent and distribution.

    AMENDMENT AND TERMINATION. The plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Compensation Committee. However, certain provisions of the plan may not be amended or modified without share owner approval. These provisions include the provisions respecting the maximum number of shares which may be issued on the exercise of options or the vesting of phantom stock units or awarded as restricted stock, the award limit, eligibility requirements for receipt of grants, minimum option price requirements and extending the period during which the plan is in effect.

CERTAIN FEDERAL INCOME TAX, GIFT TAX AND ESTATE TAX CONSEQUENCES

    The following discussion is a general summary of the material federal income tax consequences to the Company and to participants in the plan of the grant and exercise of awards and of the participant's acquisition and ownership of common stock under the plan, and includes a general summary of the material federal gift tax and estate tax consequences to the participant upon his or her transfer of a non-qualified stock option. The following discussion is intended for general information only. Some kinds of taxes, such as state and local taxes, are not discussed. We recommend that participants under the plan consult their personal tax advisers with respect to the tax aspects of option grants and other awards, option exercises, the disposition of shares acquired upon the exercise of options and the transfer and exercise of transferable non-qualified stock options.

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    The plan is not a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. This discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change.

    NON-QUALIFIED STOCK OPTIONS. Participants who are granted a NQSO (including an Additional Option which is a NQSO) do not recognize income as a result of the grant of a NQSO but normally recognize compensation taxable at ordinary income rates upon the NQSO's exercise to the extent that the Fair Market Value of the shares on the date of the exercise of the NQSO exceeds the option exercise price paid. Subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the amount that the participant is required to include in ordinary income at the time of such inclusion. The Company generally will also be required to withhold taxes on ordinary income realized by the participant at the time of such inclusion.

    Participants who transfer transferable NQSOs in a non-arm's length transaction generally will not recognize income at the time of the transfer. Instead, such a transferor generally will, at the time the transferee exercises the transferable NQSO, recognize ordinary income to the extent that the Fair Market Value of the shares on the date the transferee exercises the NQSO exceeds the option exercise price paid, in the same manner as if the transferor had retained and exercised the option. If the transfer is made in an arm's length transaction, the transferor will generally recognize ordinary income at the time of the transfer to the extent of any money or other property received in connection with the transfer.

    If a transfer constitutes a completed gift for gift tax purposes, then the transfer will be subject to federal gift tax except, generally, to the extent protected by the transferor's annual exclusion, by his or her lifetime unified credit, by the marital deduction or by the charitable deduction. The amount of the gift is the value of the option at the time of the gift. In the case of transfers of unvested options, the Internal Revenue Service considers the gift to be completed only upon the vesting of the option, and, in the case of a transferred unvested option that vests in stages, considers that on the vesting of each portion of the option there is a completed gift with respect to such portion. Transferred unvested options are valued for gift tax purposes at the time of vesting.

    If the transfer constitutes a completed gift and the transferor retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. If the transfer is incomplete (e.g., if the transferred option or a portion thereof remains unvested) at the time of the transferor's death, then the option (or portion thereof) will generally be treated for federal estate tax purposes as if it had not been transferred during the transferor's lifetime so as to be excluded from the transferor's gross estate for estate tax purposes.

    Participants should consult with their personal tax advisers as to the appropriate treatment of options transferred in a manner permitted under the plan.

    INCENTIVE STOCK OPTIONS. Participants who are granted an ISO (including an Additional Option which is an ISO) will not be considered to have received taxable income upon the grant of an ISO or its exercise; however, generally the amount by which the Fair Market Value of the shares at the time of exercise exceeds the option price will be included in the participant's alternative minimum taxable income upon exercise unless the stock acquired is not transferable or is subject to a substantial risk of forfeiture, in which case no amount is included in alternative minimum taxable income until the stock is transferable or there is no longer a substantial risk of forfeiture. If an ISO is disposed of in the same year it is exercised, and the amount realized is less than the stock's Fair Market Value at the time of exercise, the amount includible in alternative minimum taxable income does not exceed the amount realized on the sale or exchange of the stock, less the taxpayer's basis in such stock.

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    Upon the sale or other taxable disposition of shares of Common Stock acquired upon the exercise of an ISO, long-term capital gain will normally be recognized in the full amount of the difference between the amount realized and the option exercise price if no disposition of shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of transfer of such shares of Common Stock to the participant upon exercise. If shares of Common Stock acquired upon the exercise of an ISO are sold or otherwise disposed of before the end of the one-year or two-year periods referenced above, the difference between the ISO exercise price and the Fair Market Value of the shares of Common Stock on the date of the ISO's exercise will be taxed as ordinary income; the balance of the gain, if any, will be taxed as capital gain. If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of the one-year or two-year periods referenced above and the amount realized is less than the Fair Market Value of the shares at the date of exercise, the participant's ordinary income is limited to the excess (if any) of the amount realized over the option exercise price paid. Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in regards to an ISO only to the extent that the participant has ordinary income upon sale or other disposition of the shares.

    RESTRICTED STOCK. An employee to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and the Company will be entitled to a deduction in an amount equal to the Fair Market Value of the shares at the date such restrictions lapse, less the purchase price paid for the shares. If an election is made under
Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the Fair Market Value of the shares at that date less the purchase price paid for the shares, and the Company will be entitled to a deduction in the same amount.

    PHANTOM STOCK UNITS. An employee who is granted a phantom stock unit will not have taxable income and the Company will not be entitled to a deduction as a result of the grant of a phantom stock unit. Upon the employee's receipt of shares transferred by the Company in connection with the phantom stock unit, the employee will realize ordinary income and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the Fair Market Value of the shares on the date of such transfer, less the purchase price paid for the phantom stock unit.

    EFFECT OF SECTION 162(M) OF THE CODE. Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds
$1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by a committee which consists solely of 2 or more "outside directors" and is adequately disclosed to, and approved by, share owners. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the Fair Market Value of the stock subject to the award on the grant date). Other types of awards may only qualify as "performance-based compensation" if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance targets which are established by a qualifying compensation committee and which relate to performance goals which are approved by the Company's share owners.

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    The plan has been designed in order to permit a committee consisting solely of 2 or more "outside directors" to grant stock options which will qualify as "performance-based compensation" under Section 162(m). Restricted stock and phantom stock units granted under the plan will not qualify as "performance-based compensation."

                              PLAN OF DISTRIBUTION

    This prospectus relates to up to 8,000,000 shares of our common stock that may be issued under our Amended and Restated 1997 Equity Participation Plan. The plan authorizes the grant of non-qualified and incentive stock options, restricted stock and phantom stock units to participants under our plan. In addition, non-qualified stock options may be transferred to, and exercised by, certain members of a participant's immediate family, charitable institutions, trusts, or limited liability companies or partnerships whose members or partners consist entirely of certain family members or family trusts. We will bear all expenses in connection with the Registration Statement and the sales of the shares covered by this prospectus. We estimate that expenses in connection with this offering will be approximately $80,000.00. The shares may be sold from time to time in one or more transactions at prices determined in accordance with the terms of the options, the restricted stock awards or the phantom stock unit awards. Some of the shares may be sold to our affiliates. Affiliates may not resell these shares except pursuant to an effective registration statement covering their resale or pursuant to an exemption from such registration, including, among other things, the exemption provided by Rule 144 under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for us by Latham & Watkins, San Francisco, California. Certain partners of Latham & Watkins, members of their families and related persons have an indirect interest, through limited partnerships, in less than 1% of the common stock of the Company. Such persons do not have the power to vote or dispose of such shares of common stock.

                                    EXPERTS

    The consolidated financial statements of Owens-Illinois, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus is a part and which term shall encompass any amendments thereto) on Form S-3 pursuant to the Securities Act of 1933, as amended, with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. This prospectus summarizes material provisions of the plan and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents, which we have filed as exhibits to our registration statement. For further information about us and the shares offered hereby, reference is made to the registration statement and to exhibits filed as part thereof.

    We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file annual and quarterly reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules thereto, as well as such

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reports and other information we file with the SEC, can be read and copied at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549. You may obtain copies of those materials from the SEC at prescribed rates. You should direct requests to the SEC to the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at HTTP://WWW.SEC.GOV that contains reports, proxy and other information regarding registrants that file electronically with the SEC and certain of our publicly available filings are available at such web site. You can inspect reports an other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10055.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" much of the information we file with it, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be an important part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus. The following documents filed with the SEC pursuant to the Exchange Act are incorporated by reference in this prospectus:

    (1) our annual report on Form 10-K for the fiscal year ended December 31, 2001, including information specifically incorporated by reference into our Form 10-K from our proxy statement, dated April 1, 2002 with respect to the annual meeting of share owners held on May 8, 2002.

    (2) our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002;

    (3) our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002;

    (4) our current report on Form 8-K filed on September 3, 2002.

    (5) description of our common stock contained in our registration statement on Form 8-A filed on December 3, 1991, as amended;

    (6) all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

    We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any documents incorporated into this prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Owens-Illinois, Inc., One SeaGate, Toledo, Ohio 43666 (telephone (419) 247-5000). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

    Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any document that we subsequently file with the SEC and incorporate by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

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